Iconix Brand Group, Inc. Reports Record Revenue and Earnings for the
                               Third Quarter 2009

      - Q3 revenue of $59.4 million, an 8% increase over $55.1 million last year

      -     Q3 EBITDA of $43.0 million and 72.5% EBITDA margin

      -     Q3 Free cash flow of $35.4 million, a 15% increase over last year

      - Q3 non-GAAP net income of $22.6 million, a 23% increase over last year

      -     Q3 non-GAAP diluted EPS of $0.31, compared to $0.30 last year.

NEW YORK, Oct. 27 /PRNewswire-FirstCall/ -- Iconix Brand Group, Inc. (Nasdaq:
ICON) ("Iconix" or the "Company"), today announced financial results for the third quarter ended September 30, 2009.

Q3 2009 results:

Revenue for the third quarter of 2009 was approximately $59.4 million, an 8% increase as compared to approximately $55.1 million in the third quarter of 2008. Third quarter 2009 revenue includes a gain of $3.7 million related to a transaction involving the sale of the Joe Boxer trademark in Canada. Excluding this gain, our third quarter 2009 revenue was $55.7 million or 6% higher than the third quarter 2008 revenue of $52.5 million, which excludes the $2.6 million gain related to the Iconix China joint venture transaction. EBITDA for the third quarter was approximately $43.0 million, a 14% increase as compared to approximately $37.9 million in the prior year quarter. Free cash flow for the quarter was $35.4 million a 15% increase as compared to approximately $30.9 million in the prior year quarter. On a non-GAAP basis, which excludes non-cash interest related to the adoption of the new accounting treatment for convertible debt, net income increased 23% to approximately $22.6 million, as compared to $18.3 million in the prior year quarter and diluted earnings per share for the third quarter of 2009 was $0.31 versus $0.30 in the prior year quarter. On a GAAP basis, net income increased 25% to approximately $20.5 million, as compared to $16.4 million in the prior year quarter and diluted earnings per share for the third quarter of 2009 was $0.28 versus $0.27 in the prior year quarter.

Nine months ended September 30, 2009:

Revenue for the nine months ended September 30, 2009 was approximately $166.3 million, a 2% increase as compared to approximately $162.5 million in the prior year period. EBITDA for the nine month period increased 8% to approximately $121.2 million as compared to approximately $111.8 million in the comparable prior year period, and free cash flow increased 12% to approximately $101.6 million as compared to approximately $90.7 million in the comparable prior year period. Non-GAAP net income as defined above for the 2009 nine month period increased 16% to approximately $61.5 million as compared to approximately $53.0 million in the comparable prior year period and non-GAAP diluted earnings per share increased to $0.93 versus $0.87 in the comparable prior year period. On a GAAP basis, net income increased 16% to approximately $55.4 million, as compared to $47.6 million in the comparable prior year period and diluted earnings per share for the nine month period was $0.83 versus $0.78 in the comparable prior year period. EBITDA, free cash flow, non-GAAP net income and non-GAAP EPS are all non-GAAP metrics and reconciliation tables for each are attached to this press release.

Neil Cole, Chairman and CEO of Iconix Brand Group, Inc. commented, "I believe our ability to achieve positive organic growth and record earnings despite facing some unforeseen challenges within the quarter speaks to the strength of our business model. Assuming the closing of the Ecko acquisition that we announced this morning, we will have a portfolio of 21 powerful iconic lifestyle brands that together represent close to $10 billion in annual retail sales. As I look ahead to 2010, I believe that we are as well positioned as ever and have a strong foundation from which to grow. Our model continues to generate strong cash flows and even after our latest acquisition we will still have a significant cash balance to execute acquisitions and create additional value for our shareholders."

2009 Guidance:

The Company is reiterating its recently revised revenue guidance of $215-$220 million and full year 2009 non-GAAP diluted EPS of $1.17-$1.22 and GAAP diluted EPS of $1.06-$1.11. The Company estimates that free cash flow for 2009 will be approximately $123- $126 million. This guidance relates to the existing portfolio of brands only and does not include the Ecko acquisition, as the timing of the close is uncertain, nor any additional acquisitions. In addition, while the Company expects to close the Ecko acquisition in the fourth quarter of 2009, any accretion related to the acquisition will be offset by the deal costs which are now expensed as incurred and not capitalized as a component of the purchase price.

2010 Guidance:

The Company is issuing 2010 revenue guidance of $260-$270 million. This includes the assumption that the Ecko acquisition will close in the fourth quarter of 2009. Therefore, the 2010 royalty revenue guidance includes $42-$44 million in anticipated net royalty revenue from the consolidation of the newly formed joint venture related to the Ecko acquisition. Based on a pre-defined revenue and profit sharing calculation in the agreement the Iconix share of the gross royalties will be approximately $26 million. The Company projects its 2010 non-GAAP diluted EPS to be $1.25-$1.30 and GAAP diluted EPS to be $1.13-$1.18. The Company estimates that free cash flow for 2010 will be approximately $140- $145 million. This guidance relates to the existing portfolio of brands inclusive of the Ecko acquisition and assumes no additional acquisitions.

See reconciliation tables below for non-GAAP metrics. These non-GAAP metrics may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to U.S. GAAP. Any financial measure other than those prepared in accordance with U.S. GAAP should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP.

Iconix Brand Group Inc. (Nasdaq: ICON) owns, licenses and markets a growing portfolio of consumer brands including CANDIE'S (R), BONGO (R), BADGLEY MISCHKA
(R), JOE BOXER (R) RAMPAGE (R) MUDD (R), LONDON FOG (R), MOSSIMO (R) OCEAN PACIFIC (R), DANSKIN (R) ROCA WEAR(R), CANNON (R), ROYAL VELVET (R), FIELDCREST
(R), CHARISMA (R), STARTER (R) and WAVERLY (R). In addition, Iconix owns an interest in the ARTFUL DODGER (R) and ED HARDY (R) brands. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and around the world. Iconix, through its in-house advertising, promotion and public relations agency, markets its brands to continually drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company's licensees' dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company's SEC filings, including the prospectus supplement relating to the offering. The words "believe", "anticipate," "expect", "confident", "will", "project", "provide" "guidance" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.


Contact Information:
  Jaime Sheinheit
  Investor Relations
  Iconix Brand Group
  212.730.0030

Condensed Consolidated Income Statements
(in thousands, except earnings per share data)

                             (Unaudited)             (Unaudited)
                             -----------             -----------
                  Three Months Ended Sept. 30,  Nine Months Ended Sept 30,
                  ----------------------------  --------------------------
                           2009       2008*       2009        2008*
                        --------    --------    --------    --------

Licensing and other
 revenue                $ 59,367    $ 55,135    $166,276    $162,502

Selling, general and
 administrative
 expenses                 21,023      18,558      54,661      55,589
Expenses related
 to specific
 litigation                   --         279         137         665
                        --------    --------    --------    --------

Operating income          38,344      36,298     111,478     106,248

  Other expenses
   - net                   6,462      10,938      25,029      32,759
                        --------    --------    --------    --------

Income before income
 taxes                    31,882      25,360      86,449      73,489

Provision for
 income taxes             11,428       8,939      31,055      25,914
                        --------    --------    --------    --------

Net income              $ 20,454    $ 16,421    $ 55,394    $ 47,575
                        ========    ========    ========    ========



Earnings per share:
         Basic          $   0.29    $   0.28    $   0.87    $   0.83
                        ========    ========    ========    ========

         Diluted        $   0.28    $   0.27    $   0.83    $   0.78
                        ========    ========    ========    ========

Weighted average
 number of common
 shares outstanding:
         Basic            71,336      57,841      63,850      57,662
                        ========    ========    ========    ========

         Diluted          74,070      61,091      66,426      61,241
                        ========    ========    ========    ========

Selected Balance Sheet Items:
(in thousands)                  9/30/2009   12/31/2008*
                                ---------   -----------
                              (Unaudited)
Total Assets                   $1,630,371    $1,420,259
Total Liabilities                $743,087      $776,170
Stockholders' Equity             $887,284      $644,089

*Results for the three months and nine months ended September 30, 2009 and the December 31, 2008 Balance Sheet have been adjusted for the retrospective adoption of Financial Accounting Standards Board Staff Position No. APB 14-1 (FSP APB 14-1), which became effective for the fiscal years beginning after December 15, 2008.

The following tables detail unaudited reconciliations from non-GAAP amounts to U.S. GAAP relating to the adoption of FASB Staff Position No. APB 14-1 "Accounting for Convertible Debt Instruments That May Be Settled In Cash Upon Conversion (Including Partial Cash Settlements)", which became effective retroactively for the fiscal years beginning after December 15, 2008.

(in thousands, except per share data)


                                 (Unaudited)               (Unaudited)
                                 -----------               -----------
                              Three months ended        Nine months ended
                             Sept 30,     Sept 30,     Sept 30,     Sept 30,
                             --------     --------     --------     --------
Net income reconciliation      2009         2008         2009         2008
-------------------------    --------     --------     --------     --------

Non-GAAP Net Income (1)      $ 22,600     $ 18,317     $ 61,468     $ 53,017
                             ========     ========     ========     ========

GAAP Net income              $ 20,454     $ 16,421     $ 55,394     $ 47,575

Add: Non cash interest
 related to FSP APB 14-1        3,345        2,930        9,461        8,582
Deduct: Income taxes
 related to non cash
 interest                      (1,199)      (1,034)      (3,387)      (3,140)
                             --------     --------     --------     --------
    Net                         2,146        1,896        6,074        5,442
                             --------     --------     --------     --------

Non-GAAP Net Income          $ 22,600     $ 18,317     $ 61,468     $ 53,017
                             ========     ========     ========     ========

                             (Unaudited)             (Unaudited)
                         Three months ended       Nine months ended
                         Sept 30,    Sept 30,    Sept 30,      Sept 30,
Diluted EPS             --------    --------    --------       --------
 reconciliation            2009        2008        2009          2008
--------------------    --------    --------    --------       --------
Non-GAAP Diluted
 EPS (1)                $   0.31    $   0.30    $   0.93       $   0.87
                        ========    ========    ========       ========

GAAP Diluted EPS        $   0.28    $   0.27    $   0.83       $   0.78

Add: Non-cash
 interest related
 to FSP APB 14-1,
 net of tax             $   0.03    $   0.03    $   0.09       $   0.09
                        --------    --------    --------       --------

Non-GAAP Diluted EPS    $   0.31    $   0.30    $   0.93(a)    $   0.87
                        ========    ========    ========       ========

(a)   due to rounding this amount may not add down


                                                                         Year
Forecasted Diluted EPS                 Year Ending     Year Ending       Ended
----------------------                   12/31/10        12/31/09      12/31/08
                                     High      Low     High     Low      Actual

Non-GAAP  Diluted EPS (1)            $1.30    $1.25    $1.22    $1.17    $1.15
                                     =====    =====    =====    =====    =====


GAAP Diluted EPS                     $1.18    $1.13    $1.11    $1.06    $1.02

Add: Non-cash interest related to
 FSP APB 14-1, net of tax            $0.12    $0.12    $0.11    $0.11    $0.13
                                     -----    -----    -----    -----    -----
Non-GAAP  Diluted EPS                $1.30    $1.25    $1.22    $1.17    $1.15
                                     =====    =====    =====    =====    =====

(1) Non-GAAP Net Income and non-GAAP diluted EPS, are non-GAAP financial measures, which represent net income excluding any non-cash interest, net of tax, relating to the adoption of FSP APB 14-1. The Company believes these are useful financial measures in evaluating its financial condition because it is representative of only actual cash interest paid on outstanding debt.

                                 (Unaudited)              (Unaudited)
                              Three months ended       Nine months ended
                             Sept. 30,   Sept. 30,   Sept. 30,   Sept. 30,
                               2009        2008*       2009       2008*
                             --------    --------    --------    --------

EBITDA (1)                   $ 43,037    $ 37,875    $121,213    $111,816
                             ========    ========    ========    ========

Reconciliation of EBITDA:

Net Income before taxes        31,882      25,360      86,449      73,489

Add: Net interest expense       9,021      10,510      28,395      32,331

   Add: Depreciation and
    amortization of
    certain intangibles         2,134       2,005       6,369       5,996
                             --------    --------    --------    --------
 EBITDA                      $ 43,037    $ 37,875    $121,213    $111,816
                             ========    ========    ========    ========

(1) EBITDA, a non-GAAP financial measure, represents income from operations before income taxes, interest, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures.


                                     (Unaudited)          (Unaudited)
                                Three months ended      Nine months ended
                                ------------------      -----------------
                                Sept. 30,   Sept. 30,  Sept. 30,   Sept. 30,
                                  2009        2008       2009        2008
                               ---------   ---------  ---------   ---------
Free Cash Flow (2)             $  35,448   $  30,948  $ 101,648   $  90,690
                               =========   =========  =========   =========

 Reconciliation of
  Free Cash Flow:
   Net Income                     20,454      16,421     55,394      47,575
    Add: Non-cash
     income taxes,
     non-cash interest
     related to FSP APB
     14-1, depreciation,
     amortization of
     trademarks and
     finance fees,
     non-cash compensation
     expense, bad debt
     expense and net equity
     earnings from joint
     ventures and
     sale of trademarks           16,763      14,647     48,043      47,360
   Less: Capital
    expenditures                  (1,769)       (120)    (1,789)     (4,245)
                               ---------   ---------  ---------   ---------

 Free Cash Flow                $  35,448   $  30,948  $ 101,648   $  90,690
                               =========   =========  =========   =========

(2) Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, non-cash compensation expense, bad debt expense, net equity earnings from joint ventures, non-cash income taxes, non-cash interest related to FSP APB 14-1, and less capital expenditures. The Free Cash Flow also excludes any changes in Balance Sheet items. The Company believes Free Cash Flow is useful in evaluating its financial condition because it is representative of cash flow from operations that is available for repaying debt, investing and capital expenditures.

                                     Year Ending             Year Ending
(in thousands)                       Dec 31, 2010            Dec 31, 2009
                                   High       Low         High        Low
                                ---------   ---------  ---------   ---------
Forecasted Free
 Cash Flow (3)                  $ 145,000   $ 140,000  $ 125,800   $ 122,800
                                =========   =========  =========   =========

Reconciliation of
 Free Cash Flow:
  GAAP Net Income               $  88,600   $  84,700     75,500      72,000
Add: Non-cash income
 taxes, non-cash interest
 related to convertible
 debt, depreciation,
 amortization of trademarks
 and finance fees, non-cash
 compensation expense, bad
 debt expense and net equity
 earnings
 from joint ventures               59,900      57,800     53,300      53,300
  Less: Capital
   expenditures                    (3,500)     (2,500)    (3,000)     (2,500)
                                ---------   ---------  ---------   ---------

Forecasted Free
 Cash Flow                      $ 145,000   $ 140,000  $ 125,800   $ 122,800
                                =========   =========  =========   =========

(3) Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, non-cash compensation expense, bad debt expense, net equity earnings from joint ventures, non-cash income taxes, non-cash interest related to FSP APB 14-1, and less capital expenditures. The Free Cash Flow also excludes any changes in Balance Sheet items. The Company believes Free Cash Flow is useful in evaluating its financial condition because it is representative of cash flow from operations that is available for repaying debt, investing and capital expenditures.


CONTACT: Jaime Sheinheit, Investor Relations, Iconix Brand Group,
+1-212-730-0030